Exhibit 99.1

FOR IMMEDIATE RELEASE:

NBT Bank and Sungage Financial Announce New Solar Loan Partnership

Loan Program Brings Advanced Product Suite and Exceptional Service to Solar Installers

BOSTON and NORWICH, NY (July 11, 2017) – NBT Bank, N.A. (“NBT Bank”) and Sungage Financial, Inc. (“Sungage” or “Sungage Financial”) have announced a new partnership that offers the benefits of solar ownership to homeowners through a loan program tailored for delivery through solar installers. Sungage, a leading provider of consumer-friendly solar financing solutions, provides an advanced technology platform and exceptional transaction and customer support that make it easy for installers to make solar a reality for homeowners. NBT Bank, a full-service commercial bank with a decade of experience partnering with fintech companies, originates the solar loans through Sungage’s extensive and expanding installer network.

An innovator in solar finance, Sungage Financial brought to market the first secured residential solar loan in the nation in 2013. Since then, the solar ownership market has been growing as more and more homeowners recognize the financial benefits. GTM Research predicts that 55% of residential solar capacity will be purchased by customers paying in cash or with a loan in 2017, and that number will reach 73% in 2021.  By partnering with a strong financial institution like NBT Bank, Sungage can meet the growing market demand and offer its installer partners consistent and reliable access to capital. The partnership also includes a minority equity investment in Sungage by NBT.

Sungage Financial Co-Founder and CEO Sara Ross said, “Sungage is committed to offering the most reliable and trusted financing platform in the home energy revolution. Our new partnership with NBT Bank further ensures that we will be able to deliver on this goal. We are thrilled to have a bank partner that shares our passion for driving the transition to a low-cost, clean energy future with innovative consumer financing solutions.”

“We are incredibly excited to have forged this new relationship with Sungage Financial,” said NBT Bank President and CEO John H. Watt, Jr. “At NBT Bank, our approach to lending partnerships is driven by collaboration and innovation. The dynamic professionals at Sungage and our dedicated team have come together and demonstrated this approach can yield financing solutions that offer the best outcomes for solar installers and homeowners.”

NBT Bank’s fintech partnerships are managed by Dawn Gillette, Senior Vice President of Specialty Lending. Gillette has over 20 years of experience leading and arranging funding for specialty finance companies.

Sungage’s new solar loan program has many exciting features including: the ability to customize interest rates; a simplified tax credit deferral; a faster, streamlined process; and more. The new program, combined with Sungage’s world-class customer support, make it easy for solar installers to help homeowners save money on energy while also growing their businesses. It is currently available in selected states and will be rolling out to other markets in the coming weeks.

To learn more, visit the Sungage Financial booth (#8445) at Intersolar North America in San Francisco, California, from July 11 to 13, 2017.

About NBT Bank, N.A.

NBT Bank’s expertise in the delivery of technology-driven lending solutions on a national scale began with the initiation of its first non-bank lender partnership in 2007. Today, NBT Bank has a dedicated team focused on supporting multiple fintech partnerships. Established in 1856, NBT Bank offers personal and business banking and wealth management services in six northeastern states through its network of over 150 locations and its online and mobile channels. NBT Bank and its parent company, NBT Bancorp Inc., are headquartered in Norwich, New York. NBT Bancorp Inc. had assets of $8.9 billion as of March 31, 2017, and is traded on the Nasdaq Global Select Market under the symbol NBTB. For more information, please visit www.nbtbank.com.

About Sungage Financial, Inc.

Sungage Financial provides easy, online access to low-cost financing for residential solar energy systems. Headquartered in Boston, Massachusetts, Sungage Financial partners with leading solar installers and institutional investors to help homeowners save money on energy. Sungage currently operates in 14 states including California, Connecticut, Colorado, Delaware, Florida, Maryland, Massachusetts, New Jersey, New Hampshire, New York, Oregon, Texas, Vermont and Washington D.C. For more information, please visit www.sungagefinancial.com.

NBT Bank, N.A. Contacts:

Dawn Gillette	Florence Doller
Senior Vice President, Specialty Lending	Senior Vice President, Corporate Communications
603.722.4224	607.337.6118
dgillette@nbtbank.com	fdoller@nbtbank.com

Sungage Financial, Inc. Contact:

Beth Pfefferle
Vice President of Marketing
617.849.7037
beth.pfefferle@sungage.com